Exhibit 99.1

News Release
For Release December 14, 2023
9:00 A.M.

Contact: (803) 951- 2265
Michael C. Crapps, Chief Executive Officer
J. Ted Nissen, President
Robin D. Brown, EVP & Chief Marketing Officer

First Community Announces Leadership Moves

Lexington, SC – December 14, 2023 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced promotions and additions to its Executive Leadership Team. Effective July 1, 2024, J. Ted Nissen will become the CEO of First Community Bank while still retaining the role of President and will also be joining First Community’s Board of Directors. Effective January 1, 2024, Joseph A. “Drew” Painter and Vaughan R. Dozier, Jr. will become Executive Vice Presidents in the roles of Co-Chief Commercial and Retail Banking Officers. Michael C. “Mike” Crapps will continue in his role as President and CEO of First Community Corporation.

In his role as CEO of the bank, Mr. Nissen will be responsible for the leadership of day-to-day operations of the bank including its mortgage and financial planning lines of business. In their roles as Co-Chief Commercial and Retail Banking Officers, Mr. Painter and Mr. Dozier will be responsible for leading First Community’s network of banking offices. Mr. Crapps will continue to focus on board governance, investor relations, strategy development and growth decisions, client retention and prospecting, and leadership development.

Mr. Crapps commented on the changes, “We are excited about Ted’s promotion to CEO of First Community Bank. He is a founding member of our Executive Leadership Team and understands our business and our culture at a deep level. Drew and Vaughan have been with our bank for twenty and fifteen years, respectively, each incredibly successful in their various roles with our bank, having most recently served as Regional Market Presidents. Each has also been recognized by the South Carolina Bankers Association as the Young Banker of the Year. These changes to our Executive Leadership Team will preserve our bank’s culture and prepare for the long-term success and sustainability of our bank which will benefit us now and in the years ahead.”

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.